Arent Fox LLP / Washington, DC / New York, NY / Los Angeles, CA

Exhibit 5.1	Deborah S. Froling Attorney 202.857.6075 DIRECT 202.857.6395 FAX froling.deborah@arentfox.com

February 11, 2011

ICON ECI Fund Fifteen, L.P.
c/o ICON GP 15, LLC, its general partner
100 Fifth Avenue, 4th Floor
New York, New York  10011

Re:	Registration Statement on Form S-1 (Registration No. 333-169794)

Ladies and Gentlemen:

We have acted as counsel to ICON ECI Fund Fifteen, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration of up to 420,000 units of limited partnership interests (the “Interests”) covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Partnership, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.           The Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Exhibit C) in the form in which it was transmitted to the SEC under the 1933 Act;

2.           The Certificate of Limited Partnership of the Partnership, certified as of a recent date by the Secretary of State of the State of Delaware;

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ICON ECI Fund Fifteen, L.P.
February 11, 2011

3.           The form of Limited Partnership Agreement of the Partnership (the “LP Agreement”), as filed as Exhibit 4.1 to the Registration Statement;

4.           A certificate of the Secretary of State of the State of Delaware as to the good standing of the Partnership, dated as of a recent date;

5.           A certificate of the Secretary of State of the State of Delaware as to the good standing of ICON GP 15, LLC, a Delaware limited liability company, and the General Partner of the Partnership (the “General Partner”), dated as of a recent date;

6.           A certificate executed by an officer of the General Partner, dated as of the date hereof, as to certain factual matters and other representations; and

7.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In connection with the opinions expressed below, we have assumed that, prior to the closing on the sale and delivery of any Interests pursuant to the Registration Statement, the General Partner and the initial limited partner will have duly executed and delivered the LP Agreement substantially in the form filed as Exhibit 4.1 to the Registration Statement.

This opinion letter is based as to matters of law solely upon the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Section 17-101, et seq., and we express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon, subject to and limited by the foregoing, it is our opinion that:

A.           The issuance and sale of the Interests has been duly authorized by the Partnership and, when and if issued and delivered against payment therefor in accordance with the LP Agreement, the Registration Statement and the Subscription Agreement, the Interests will be validly issued.

ICON ECI Fund Fifteen, L.P.
February 11, 2011

B.           No limited partner will be liable to the Partnership to make any additional capital contributions with respect to the Interests.

C.           No limited partner will be personally obligated for any debt, obligation or liability of the Partnership solely by reason of being a limited partner, except to the extent such limited partner has received distributions from the Partnership that were made at a time when, taking into account such distributions, the Partnership’s liabilities exceeded the fair value of the Partnership’s assets and such limited partner knew such fact.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

This opinion letter is being furnished to you for submission to the SEC as an exhibit to the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Arent Fox LLP

Arent Fox LLP